Exhibit 3

AGREEMENT

This AGREEMENT (the “Agreement”) is made and entered into as of March 23, 2016, by and between Westmoreland Coal Company, a Delaware corporation (the “Company”), and Venor Capital Management LP, a Delaware limited partnership (“Venor”), acting on behalf of the Accounts (as defined below).

RECITALS

WHEREAS, Venor is the investment manager of a private investment fund and investment adviser to an investment account (collectively, the “Accounts”) and, in such capacity, is the beneficial owner of more than 6% of the common stock, par value $0.01 per share, of the Company (the “Common Stock”); and

WHEREAS, on February 18, 2016, Venor submitted to the Company a notice (the “Nomination Notice”) of its intention to nominate Eugene I. Davis and Robert C. Flexon (the “Venor Nominees”) for election to the board of directors of the Company (the “Board”) at the Company’s 2016 Annual Meeting of Shareholders (the “Annual Meeting”); and

WHEREAS, the Board engaged in a search process for additional independent directors and publicly announced that it will include two new independent nominees on its slate of director nominees for election at the Annual Meeting (the “Slate”), one of whom is Robert C. Flexon; and

WHEREAS, the Board has determined that it is in the best interest of the Company’s shareholders to add a third independent nominee to the Slate from among candidates identified to the Company by Venor;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

AGREEMENTS

Section 1.1. The Annual Meeting.

(a) Venor hereby withdraws the Nomination Notice and agrees not to nominate any person for election, or propose any business to be presented to the Company’s shareholders, at the Annual Meeting.

(b) The Company agrees that it shall include Robert C. Flexon on the Slate for the Annual Meeting and shall solicit proxies for his election as a director at the Annual Meeting to the same extent as for the election or re-election of any other member of the Slate.

Section 1.2. Additional Director. At or before the first regularly scheduled meeting of the Board following the Annual Meeting:

(a) the Board shall interview Eugene I. Davis and at least one other candidate identified to the Company by Venor (collectively, the “Venor Candidates”) and shall select from the Venor Candidates an individual (the “Additional Director”) to be added to the Board; and

(b) the Board shall take all steps necessary (including increasing the size of the Board) to add, and shall add, the Additional Director to the Board no later than August 15, 2016.

ARTICLE II.

MISCELLANEOUS PROVISIONS

Section 2.1. Representations and Warranties.

(a) Each of the parties hereto represents and warrants to the other party that:

(i) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(ii) the execution and delivery of this Agreement and the consummation of the actions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement and the actions contemplated hereby;

(iii) the Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b) The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

Section 2.2. General.

(a) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(b) This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

(c) All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

If to the Company:

Westmoreland Coal Company

9540 South Maroon Circle, Suite 200

Englewood, Colorado 80112

Attention: Mr. Kevin A. Paprzycki

E-Mail: kpaprzycki@Westmoreland.com

with a copy to:

Westmoreland Coal Company

9540 South Maroon Circle, Suite 200

Englewood, Colorado 80112

Attention: Jennifer S. Grafton, Esq.

E-mail: jgrafton@westmoreland.com

If to Venor:

Venor Capital Management LP

Times Square Tower

7 Times Square, Suite 4303

New York, New York 10036

Attention: John Herbert Roth, Esq.

E-Mail: jroth@venorcapital.com

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: Michael A. Schwartz, Esq.

E-Mail: mschwartz@willkie.com

(d) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(e) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(f) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States District Court for the Southern District of New York or any court of competent jurisdiction in the State of New York, Borough of Manhattan, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York or any court of competent jurisdiction in the State of New York, Borough of Manhattan and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

WESTMORELAND COAL COMPANY

By:	/s/ Kevin A. Paprzycki
Name: Kevin A. Paprzycki
Title: Chief Executive Officer

[Signature Page to Agreement]

VENOR CAPITAL MANAGEMENT LP, on behalf of certain of its advisory clients

By:	/s/ Michael J. Wartell
Name: Michael J. Wartell
Title: Co-Chief Investment Officer

[Signature Page to Agreement]